Code of Ethics

Touchstone Advisors, Inc.

Touchstone Funds

Touchstone Securities, Inc.

Amended April 10, 2024

The Touchstone Funds, Touchstone Advisors, Inc., and Touchstone Securities, Inc. (hereinafter referred to as “Touchstone”) have adopted this Code of Ethics (this “Code”) in accordance with the provisions of Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) (collectively, the “SEC Rules”), and FINRA Rule 3210.

The SEC Rules generally prohibit deceitful, fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment companies and investment adviser accounts. While this Code is designed to prevent violations of the SEC Rules, it is possible to comply with the terms of this Code and nevertheless violate the general prohibitions set forth in the SEC Rules.

Touchstone does not hold itself out as providing investment advice or making investment recommendations, entering orders on behalf of the Touchstone Funds (the “Funds”), holding customer funds or securities but rather sub-contracts to select Sub-Advisers for the Funds portfolio management and to third party distributor for the purchase and redemption of the Funds shares or variable annuities.

Access Persons, as defined below, of the Sub-Advisers must comply with their respective Sub-Adviser’s Code of Ethics and must report their trading activities according to the provisions of their Sub-Adviser’s Codes. The Sub-Advisers will on a quarterly basis, report to Touchstone any violations of their Codes of Ethics by any individuals with responsibilities involving the Funds. The appropriate Chief Compliance Officer must provide the Board of Trustees of the Funds an annual report describing any issues arising under either Touchstone’s or any Sub-Advisers’ Code of Ethics.

The Access Persons of Touchstone are subject to this Code and should therefore, bear these general standards of conduct in mind at all times, as well as strict adherence to all applicable federal securities laws.

A.	GENERAL STANDARDS OF ETHICAL CONDUCT

Access Persons (as defined in this Code) have a duty at all times to place the interests of the investment companies (the Funds) for which Touchstone acts as investment adviser or principal underwriter ahead of their own interests.

Personal securities transactions of Access Persons must be conducted in compliance with this Code and in a manner that avoids any actual or potential conflict of interest or any abuse of the individual’s position of trust and responsibility to Touchstone.

Activities of Access Persons must also be conducted in accordance with the fundamental standard that they may not take any inappropriate advantage of their positions with Touchstone.

The Board of Directors/Trustees of Touchstone may from time to time adopt interpretations of this Code, as it deems appropriate.

B.	DEFINITIONS

“Access Person” or “Reporting Person” is defined as a:

1.	supervised person of Touchstone who may have access to non-public information regarding the Funds’ purchases or sales of securities;

2.

supervised person of Touchstone who is involved in making securities recommendations to the Funds (although not currently performed or contemplated) or who may have access to the Sub-Adviser’s non-public recommendations; or

3.	supervised person who has access to non-public information regarding the portfolio holdings of the Funds.

Access Persons include a:

•	Director of Touchstone

•	Officer of Touchstone

•	General Partner of Touchstone

•	Advisory Person (as defined below) of Touchstone

•	Investment Person (as defined below) of Touchstone

•

administrative, technical or temporary employee (as determined by the appropriate Chief Compliance Officer) or supervised person of Touchstone who may have access to information that would cause them to meet the definition of Access Person given above.

“Advisory Person” means a:

•

associate of Touchstone (or of any company in a control relationship to Touchstone) who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of Covered Securities by a Fund;

•

associate of Touchstone (or of any company in a control relationship to Touchstone) whose functions relate to the making of any recommendations with respect to purchases or sales of Covered Securities by a Fund; or

•	natural person in a control relationship with Touchstone who obtains information regarding recommendations made to a Fund with regard to the purchase or sale of Covered Securities by a Fund.

“Affiliated Fund” means an investment company registered under the 1940 Act for which Touchstone Advisors, Inc. or a control affiliate serves as investment adviser.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (and/or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

“Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934.

“Chief Compliance Officer” means the person, or persons, designated by the Funds’ Board of Trustees to serve in that role for the Funds, or the person, or persons, serving in that role for Touchstone Advisors, Inc. and/or Touchstone Securities, Inc., to administer this Code or to review reports required by this Code.

“Control” has the same meaning as in Section 2(a)(9) of the 1940 Act.

“Covered Account” includes any account for an Access Person or immediate family member sharing the same household in which an Access Person has any direct or indirect beneficial ownership and has the ability to buy, sell or hold a covered security. Covered Accounts do not include:

•	401k/403b retirement plans*,**;

•	529 plans / Coverdell Education Savings Accounts

•	Mutual Fund Direct Accounts in which purchases are made directly with an open-ended mutual fund company by means of an automatic investment plan;*

•	Thrift Savings Plans (“TSPs”)

•	Health Savings Accounts (“HSA”)

•	Variable insurance products*

*If holding or transacting in one or more Touchstone Mutual Funds, these should be disclosed to Compliance.

**Western & Southern 401k Plans require disclosure.

“Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act, except under this Code does not include:

•	direct obligations of the government of the United States;

•	bankers’ acceptances;

•	bank certificates of deposit;

•	commercial paper;

•	high quality short-term debt instruments, including repurchase agreements;

•	shares issued by open-end funds unless Touchstone Advisors, Inc. or a control affiliate acts as the investment adviser or principal; and

•	transactions in units of a unit investment trust as long as the trust is invested exclusively in unaffiliated mutual funds.

“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Advisers Act of 1940, the Investment Company Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted there under by the SEC or the Department of the Treasury.

“Fund” means an investment company registered under the 1940 Act.

“Immediate Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 of 15(d) of the Securities Exchange Act of 1934.

“Investment Person”* means a:

•

associate of Touchstone (or of any company in a control relationship to Touchstone) who, in connection with his or her regular functions of duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund; or

•	natural person who controls Touchstone and who obtains information concerning recommendations made to a Fund regarding the purchase or sale of securities by a Fund.

“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6), (15 U.S.C. 77d(2) or 77d(6)) or pursuant to Rule 504, 505, or 506.

“Purchase or sale of Covered Securities” includes, among other things, the writing of an option to purchase or sell Covered Securities.

“Private Securities Transaction” shall mean, any securities transaction outside the regular course or scope of a registered representative’s employment, including, though not limited to, new offerings of securities that are not registered (including such items as promissory notes).

“Related Security” means:

•	a security issued by the same issuer that issued the Covered Security;

•	a security issued by an issuer under common control with the issuer that issued the Covered Security; or

•	a security that gives the holder any contractual right with respect to the Covered Security, including options, warrants or other convertible securities.

“Supervised Person” is defined as any partner, officer, director (or other person occupying a similar status or performing similar functions), associate of Touchstone Advisors, Inc., or other person who provides investment advice on behalf of Touchstone Advisors, Inc. and is subject to the supervision and control of Touchstone Advisors, Inc. A Supervised Person is also anyone that, in the sole and reasonable discretion of an appropriate Touchstone Chief Compliance Officer, or their designee, should be covered by this Code but may not be covered by the definition of “access person” under Rule 17j-1 of the 1940 Act or Rule 204A-1 of the Advisers Act.

C.	STANDARDS OF CONDUCT FOR ACCESS PERSONS

1.	Restrictions on Serving on Boards of Directors

An Access Person may not serve on the board of directors/trustees of a publicly traded company without prior approval from the head of their business unit, the Compliance Department, and the Chief Executive Officer of Touchstone.

2.	Restrictions Involving Gifts and Entertainment

An Access Person may not accept (or give) in any calendar year gifts with a value of more than $100 from any firm or person (or to any firm or person) that does business with Touchstone, directly or on behalf of any Fund.

This does not prohibit “ordinary and usual business entertainment” provided that such entertainment is “neither so frequent nor so extensive as to raise any question of propriety.” For purposes of this Rule, “business entertainment” is defined as “entertainment in the form of any social event, hospitality event, charitable event, sporting event, entertainment event, meal, leisure activity or event of like nature or purpose, as well as any transportation and/or lodging accompanying or related to such activity or event in which a person associated with a firm accompanies and participates with such associate irrespective of whether any business is conducted during, or is considered during, or is considered attendant to, such event.” Thus, for example, if a firm gives tickets to a sporting event and attends with the associate it is classified as business entertainment. If the firm gives the tickets but does not accompany the associate to the event, the tickets are deemed to be a gift and would be subjected to the $100 annual limitation.

An Access Person may not solicit gifts or entertainment.

D.	STANDARDS OF TRADING PRACTICES FOR ACCESS PERSONS

An Access Person of Touchstone must obtain written approval of the appropriate Chief Compliance Officer or their designated representative prior to investing in an Initial Public Offering or limited offering.

You may not use your knowledge of transactions in Touchstone Funds or other accounts managed by Sub-Advisers, or any other Western & Southern entity, to profit by the market effect of those transactions.

Pre-Clearance Requirements

Access Persons and members of his or her family/household must obtain pre-clearance any of the following transactions:

•	Equity trades, including options and exchange traded funds

•	Future trades

•	Bond trades (excluding non-reportable bonds-see below)

•	Closed-end Registered Funds (“mutual funds”) trades

Other securities (opened-end mutual funds, money market instruments, CDs, commercial paper, unit investment trusts, DRIPs, U.S. Treasury obligations, and corporate actions that occur without the input of the Access Person) do not require preclearance. This also includes transactions in accounts for which the Access Person does not exercise control (i.e. managed accounts, full discretionary brokerage accounts).

By requesting pre-clearance, the Access Person represents that they (or the registered account holder):

•	Have no knowledge of a pending investment action involving the security;

•	Are not in possession of any material nonpublic information concerning the security to which this request relates; and

•	Are not engaging in any manipulative or deceptive trading activity.

Rules of Pre-Clearance:

•	Pre-clearance must be obtained on the same calendar day in which you want to trade and prior to placing the trade

•	Pre-clearance approval is only good for one day (if you do not trade on the day you were granted approval, it expires)

•

Place day orders only (good-till-cancelled orders may be entered into your personal securities account however, approved preclearance must be received every day until the GTC order is completely executed or cancelled)

•	Standard trading hours are from 9:30 a.m. to 4:00 p.m. Eastern Standard Time. If you place your trade after 4:00 p.m., the order will be executed the next day in violation of this rule

The Compliance Team has the discretion to approve or decline any pre-clearance request.

Preclearance can be obtained two ways: MyComplianceOffice (MCO) (formally MyComplianceOffice Technologies system (MCT) or, in limited situations, via email or paper form obtained from the Compliance Department.

Generally, the Chief Compliance Officer, or their designee, will approve a transaction only if the transaction is unlikely to result in any of the abuses described in the Investment Company Act Rule 17j-1 and the Investment Advisers Act Rule 204A-1.

The Chief Compliance Officer reserves the right to refuse the authorization of securities transaction for any reason. The Chief Compliance Officer is not required to explain refusing to authorize a securities transaction.

30 Day Holding Rule

Generally, securities will be held for a period of not less than 30 calendar days. As a mutual fund provider that stresses a long-term investment horizon, excessive trading in personal securities accounts is strongly discouraged. In general, anyone trading a Covered Security less than 30 days from the date of acquisition of the Covered Security across his or her personal securities accounts should expect additional scrutiny of his or her trades. Access Persons also need to comply with the policies in any Touchstone Fund prospectus concerning excessive trading. The Compliance Department monitors trading activity, and may limit the number of trades allowed in a personal securities accounts during a given period.

Blackout Period

If Touchstone, on behalf of a client, has assisted in the execution of a trade in a security, an Access Person may not purchase or sell the security or an equivalent security within three trading days before or after that client’s trade. Those securities that are exempt from the Three-Day Blackout Period are the following:

•	1000 or fewer shares in the aggregate within a five-day period of an equity security with a market cap of $4 billion or more

•	Bonds with $10,000 or less par value and short-term (maturity within one (1) to three (3) years) bonds

•	Closed-end Mutual Funds

•	ETFs, except Touchstone ETFs

Private Securities Transaction

Any registered person that wishes to participate in a Private Securities Transaction must have the activity approved according to the Outside Business Activities Policy by providing written notice to the CCO or his/her delegate and their Supervising Principal describing the proposed activity and his/her proposed role. Also provided must be a clear explanation concerning any selling compensation which may be received. The CCO or designee will communicate the Firm’s approval or denial in writing and place documentation of any approval or denial in the representative’s registration file.

An equivalent security means any security issued by the same entity as the issuer of a security, including options, rights, stock appreciation rights, warrants, preferred stock, restricted stock, phantom stock, bonds, futures and other obligations of that company or security otherwise convertible into that security. Options on securities are included even if the Options Clearing Corporation or a similar entity issues them.

Note: At the discretion of the Chief Compliance Officer in determining whether there has been a violation of the Three-Day Blackout Period, consideration will be given to whether the Access Person knew or had reason to have known of Touchstone client account transactions. An Access Person who preclears, receives approval, trades in a Security, and had no knowledge about the client transaction in the same Security, may be found to have not violated the Three-Day Blackout Period upon determination by the Chief Compliance Officer.

E.	REPORTING

Access Persons are subject to the reporting requirements of this Code.

Note: The reporting requirements described in this section apply to Access Persons, which includes certain Directors, Officers, General Partners, Advisory Persons and Investment Persons. Reporting requirements may also be added, or removed, from anyone that, in the sole and reasonable discretion of an appropriate Touchstone Chief Compliance Officer, or their designee, are deemed as such.

1.	Duplicate Confirmations and Statements

To the extent Compliance is unable to obtain duplicate copies through the automated Code of Ethics administration system, MCO, each Access Person must arrange for duplicate copies of broker trade confirmations and periodic statements of his or her brokerage accounts to be sent to the appropriate Chief Compliance Officer or their designated representative. If duplicate copies are not obtained automatically through MCO, Access Persons must submit, via MCO, a copy of their periodic statements. If this is designated to a representative, that representative will send periodic reports of all violations of this Code to the appropriate Chief Compliance Officer or their designated representative.

2.	Holdings Reports

a.	What Information Must Be Included in a Holdings Reports?

To the extent a brokerage account does not automatically load into MCO, each Access Person must submit reports containing information about each Covered Security in which the Access Person had any direct or indirect beneficial ownership (“Holdings Reports”).

Each Holdings Report must include the following information:

•	title of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

•	number of shares and/or principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

•	name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

•	date the Holdings Report is submitted by the Access Person.

If an Access Person is not required to report any information on a Holdings Report, the Access Person must submit a nil statement by the date on which the Holdings Report is due.

b.	When Must an Access Person Submit an Initial Holdings Report?

Each Access Person must submit an Initial Holdings Report no later than 10 days after he or she becomes an Access Person. The information included in the Initial Holdings Report must reflect the Access Person’s holdings as of the date he or she became an Access Person.

c.	When Must an Access Person Submit Annual Holdings Reports?

Each Access Person must submit an Annual Holdings Report no later than January 30 of the following year. The information included in the Annual Holdings Report must reflect the Access Person’s holdings as of the immediately preceding December 31.

d.	Are There Any Exceptions to These Reporting Requirements?

An Access Person does not have to include in his or her Holdings Reports information about the following securities or accounts:

•	direct obligations of the government of the United States

•	bankers’ acceptances

•	bank certificates of deposit

•	commercial paper

•	high quality short-term debt instruments including repurchase agreements

•	transactions effected for any account over which the Access Person has no direct or indirect influence or control (i.e. managed accounts, full discretionary brokerage accounts)

•	shares issued by open-end funds unless Touchstone Advisors, Inc. or a control affiliate acts as the investment adviser or principal

•	transactions in units of a unit investment trust as long as the trust is invested exclusively in unaffiliated mutual funds

•	transactions effected pursuant to an automatic investment plan, including dividend reinvestment plans, unless the transaction overrides the set schedule or allocations of the plan.

3.	Quarterly Transaction Reports

a.	What Information Must Be Included in a Quarterly Transaction Report?

To the extent a brokerage account does not automatically load into MCO, each Access Person must submit a report (“Quarterly Transaction Report”) containing information about:

•	every transaction in a Covered Security during the quarter and in which the Access Person had any direct or indirect beneficial ownership and

•	every account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person

A Quarterly Transaction Report must include the following information:

•	date of each transaction in a Covered Security

•	title of the Covered Security

•	interest rate and maturity date of the Covered Security, if applicable

•	number of shares and/or principal amount of the Covered Security

•	nature of the transaction

•	price of the Covered Security at which the transaction was effected

•	name of the broker, dealer or bank with or through which the transaction was effected

•	name of the broker, dealer or bank with whom the Access Person established any new account

•	date the account was established and

•	date the Quarterly Transaction Report is submitted by the Access Person.

If an Access Person is not required to report any information on a Quarterly Transaction Report, the Access Person must submit a nil statement no later than 30 days after the end of the calendar quarter.

b.	When Must an Access Person Submit a Quarterly Transaction Report?

A Quarterly Transaction Report must be submitted no later than 30 days after the end of each calendar quarter.

c.	Are There Any Exceptions To These Requirements?

◆	Exceptions for Certain Securities and Accounts

An Access Person does not have to report transactions involving the following securities or accounts:

•	direct obligations of the government of the United States

•	bankers’ acceptances

•	bank certificates of deposit

•	commercial paper

•	high quality short-term debt instruments including repurchase agreements

•	shares issued by open-end funds not managed by Touchstone

•	securities held in any account over which the Access Person has no direct or indirect influence or control (i.e. managed accounts, full discretionary brokerage accounts)

•	transactions effected for any account over which the Access Person has no direct or indirect influence or control, and

•

transactions effected pursuant to an automatic investment plan, including dividend reinvestment plans, unless the transaction overrides the set schedule or allocations of the plan. This includes, but is not limited to, the Western & Southern Financial Group Plan 401k program.

If an Access Person effects no reportable transactions during a quarter due to this exception, he/she must still submit a Quarterly Transaction Report confirming they have no reportable transactions no later than 30 days after the end of the calendar quarter.

◆	Exceptions Based On Duplicate Confirmations

In addition, an Access Person does not have to provide duplicate confirmations for a calendar quarter if:

•	the brokerage account(s) are properly setup on MCO to automatically feed transactional details,

•

the report would duplicate information contained in broker trade confirmations or account statements received by the appropriate Chief Compliance Officer no later than 30 days after the end of the calendar quarter, and

•	all of the required information is contained in the broker trade confirmations or account statements.

If the MCO feed or broker trade confirmations do not contain all of the required information, the Access Person must include the missing information in a Quarterly Transaction Report.

If an Access Person does not make a Quarterly Transaction Report because of this exception, the Access Person must still submit a report no later than 30 days after the end of the calendar quarter.

4. Quarterly Brokerage Account Disclosure

a. What Information Must Be Included in a Quarterly Brokerage Account Disclosure?

On a quarterly basis, an Access Person shall:

•	review and confirm that each of their covered account(s) are disclosed in MCO

•	request a withdrawal for each account for which the Access Person is no longer required to disclose (e.g. closed, no longer an interested party, etc.)

•	disclose any new Covered Account not already disclosed

A Quarterly Brokerage Account Disclosure must include the following information:

•	Associate name;

•	Account title;

•	Brokerage / Broker-dealer;

•	Account number; and

•	Indicate if the account is a Managed Account (owner has no influence over trades)

b. When Must an Access Person Submit a Quarterly Brokerage Account Disclosure?

A Quarterly Brokerage Account Disclosure must be submitted no later than 30 days after the end of each calendar quarter.

F.	CHIEF COMPLIANCE OFFICER REVIEWS

In reviewing transactions, the appropriate Chief Compliance Officer, or their designee, will take into consideration the various exceptions included in this Code. Before making a determination that an Access Person has violated this Code, the appropriate Chief Compliance Officer will give the Access Person an opportunity to supply additional information about the transaction(s) in question.

G.	SANCTIONS

The Board of Directors of Touchstone Securities, Inc. or Touchstone Advisors, Inc., and/or the appropriate Chief Compliance Officer may impose sanctions on an Access Person for violations of this Code as it deems appropriate. Sanctions could include:

1.	written warning;
2.	letter of censure or suspension;
3.	fine;
4.	disgorgement of any profits realized by the Access Person as a result of the violation, and/or
5.	termination of employment of the Access Person.

H.	“WHISTLEBLOWER” PROVISION

Persons becoming aware of an apparent or suspected violation of this Code must report promptly to the appropriate Chief Compliance Officer or the Western & Southern Ethics Hotline (800-805-7270). Reports made to the Chief Compliance Officer, or calls to the hotline, serviced by NAVEX Global, may be made anonymously. Any such reports will be treated confidentially to the extent permitted by law and investigated promptly and thoroughly. In addition, should the Chief Compliance Officer be involved in the violation or is unreachable, you may report a violation to the Chief Compliance Officer of the Touchstone Funds, the Chief Compliance Officer of Western & Southern Financial Group, or the President or Chief Executive Officer of Touchstone Advisors, Inc.. Any retaliation against an individual who reports a violation is prohibited and constitutes a further violation of this Code.

I.	PRIVACY

All reports of securities transactions and any other information reported pursuant to this Code will be treated as confidential. Personal account information will be kept in a secure location and will be shredded when the record retention requirement has been met.

J.	DISTRIBUTION OF THE CODE OF ETHICS

Access Persons must receive a copy of this Code and must acknowledge receipt of this Code. The distribution of this Code to the Access Person and the acknowledgement from the Access Person to the appropriate Chief Compliance Officer that they have received this Code may be delivered by MCO, hard copy, fax, or email.

K.	TRAINING

Access Persons will receive training on the principles and procedures of this Code. This will occur within 10 days of when a person is deemed to be an Access Person. Additional training will be provided as deemed necessary by the appropriate Chief Compliance Officer.

L.	RECORDKEEPING

Rule 204A-1and related amendments to Rule 204-2 under the Advisers Act and Rule 17j-1 under the 40 Act, require that records regarding this Code are retain for certain periods of time. The following table sets forth the document retention requirements:

Item	Retention Period	Where Retained
Code of Ethics	5 years after the date on which they were last in effect	Office of Advisor first 2 years, easily accessible for 5 years
Records of Violations and Actions taken as result	5 years after the person ceases to be an access person	Office of Advisor first 2 years, easily accessible for 5 years
Copies of Access persons acknowledgement of receipt of Code	5 years after the person ceases to be an access person	Office of Advisor first 2 years, easily accessible for 5 years

List of Access Persons	List must include access persons within the past 5 years	Office of Advisor first 2 years, easily accessible for 5 years
Holdings and transaction reports	5 years after the person ceases to be an access person	Office of Advisor first 2 years, easily accessible for 5 years
Records of any decisions approving acquisitions of IPO’s or limited offering	5 years after the person ceases to be an access person	Office of Advisor first 2 years, easily accessible for 5 years

M.  INSIDER TRADING

Access Persons of Touchstone are subject to the Insider Trading Policy as established by Touchstone Securities, Inc. See the separate Insider Trading Policy for further information.

N.  PAY-TO-PLAY CODE OF ETHICS

Access Persons of Touchstone are subject to the Touchstone Advisors Political Contributions Policy. See the separate Political Contributions Policy for further information.

O.  DISCLOSURES MADE OUTSIDE OF THE REPORTING SYSTEM

In the event that a required disclosure is unable to be made in Touchstone’s reporting system, MCO, Access Persons may contact the Touchstone Compliance Department to receive paper forms and instruction to ensure proper disclosure.

Pre-Clearance Form

Pre-clearance is required for applicable transactions (ex. buying and/or selling, opening and/or closing) from your disclosed brokerage accounts. If you are unable to submit this request on MyComplianceOffice (MCO) (previously MyComplianceOffice Technologies), please complete this form and email it to Touchstone Compliance (TouchstoneFundsCompliance@touchstonefunds.com). You are not able to trade until after you receive Compliance approval via email.

Associate Name
Brokerage Account #
Security Type (Stock, ETF, Option, Mutual Fund, Municipal Bond, Bond, Other)
Symbol
Description of Security
Action
Requested Quantity
Order Type (Market, Limit)
Comment: (Explain ‘Other’ security type if applicable)
**Compliance Field Only**	Approve Disapprove

Associate’s Name (Printed)	Associate’s Name (Signature)

Date

Touchstone Compliance (Signature)	Compliance Decision Date